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Wheeling - Pittsburgh Corporation

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Esmark Incorporated

Bouchard Group, L.L.C.

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James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

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August 3

Associated Press –

Wheeling-Pitt Reaches Tentative Deal with Brazil’s CSN

August 3

American Metal Markets –

Wheeling-Pitt Maps Out Plan for Tie-Up with CSN

August 4

Pittsburgh-Post Gazette –

Wheeling-Pitt Longtimer Likes Being Wanted

August 4

Herald Star –

Esmark Not Giving up Fight

* * *

Associated Press

Wheeling-Pitt reaches tentative deal with Brazil’s CSN

By VICKI SMITH

Thursday, August 3, 2006, 17:10

MORGANTOWN, W.Va. - Just weeks after a Chicago-based steel supplier launched a hostile takeover attempt, Wheeling-Pittsburgh Corp. announced it has a tentative agreement to merge with Brazilian steelmaker Companhia Siderurgica Nacional.

Wheeling-Pitt, which employs about 3,100 people at plants in West Virginia, Ohio and Pennsylvania, said Thursday a deal with CSN would create a more flexible cost structure, a guaranteed stream of slab steel and much-needed cash for capital improvements.

Wheeling-Pitt shares jumped nearly 5 percent in afternoon trading on the Nasdaq Stock Exchange, closing at $22.28, while CSN shares fell a fraction of 1 percent to close at $32.34 on the New York Stock Exchange.

A deal with Wheeling-Pitt’s other suitor, Esmark Inc., would have to be approved by shareholders, federal regulators and the United Steelworkers. But Esmark President Craig Bouchard said the CSN deal appears to deliberately bypass the union.

Under a successorship clause in its contract, the union has the right to reject any deal that changes controlling interest. But under terms of the proposed merger, CSN would take 49.5 percent ownership of the new company, while Wheeling-Pitt shareholders would control the other 50.5 percent.

Dave McCall, director of USW District 1 in Columbus, Ohio, said he was “not particularly happy about that.”

“It disturbs me mostly because I know that at the end of the day, that’s not what their intention will be,” he said. “At the end of the day, their intention is to take majority control.”

About $150 million of CSN’s $225 million investment would be used to upgrade and expand Wheeling-Pitt’s hot strip mill capacity to 4 million tons, and to add a second galvanizing line at CSN’s processing plant in Terre Haute, Ind., Wheeling-Pitt CEO James G. Bradley said.

That should ensure steelworkers that Wheeling-Pitt “is not only planning to be successful tomorrow, or next year, but has a vision to build a company that will be successful for the next generation of Wheeling-Pittsburgh steelworkers,” he said.

Ken Aspenlieter, president of USW Local 1190 in Steubenville, Ohio, said that while some of the five local union presidents have met with Esmark, none has met with CSN.

“This will be the first time we saw any details from CSN, to be honest with you,” he said.

McCall said he is impressed with Esmark’s business plan and its stated commitment to employees and retirees.

“All of it sounds much better than our current state of affairs with Wheeling-Pitt,” he said.

Esmark acknowledged talks with the union are “part strategy.” However, Bouchard said history shows companies and unions with collaborative relationships historically perform better than those in conflict.

“There’s only one way to make Wheeling-Pitt successful,” he said, “and that’s with those 2,800 union employees working hard every day.”

Esmark plans to run its own slate of candidates for Wheeling-Pitt’s board of directors, then force a merger. The showdown will be Nov. 17 at the annual shareholder meeting in Pittsburgh.

Wheeling-Pitt and CSN will put forth their own new slate, including Bradley, two USW members, five independents and three members chosen by CSN.

Bouchard has repeatedly criticized Wheeling-Pitt, saying it has too much debt and too little profit. Wheeling-Pitt had $277.3 million in long-term debt on its balance sheet at the end of the first quarter, when it lost $2.1 million.

Wheeling-Pitt has survived two Chapter 11 bankruptcies and the nation’s longest strike against a major steelmaker. It is the only U.S. steelmaker to successfully restructure through Chapter 11 since a steel-import crisis began in 1998.

CSN is one of the largest South American steelmakers, with annual capacity of 5.8 million tons and 8,000 employees. It’s had a presence in the United States since 2001, when it bought the former Heartland Steel plant in Indiana.

American Metal Markets

Wheeling-Pitt maps out plan for tie-up with CSN

By Scott Robertson

Thursday, August 3, 2006, 2:32 p.m.

Wheeling-Pittsburgh Corp., Wheeling, W.Va., has reached what it calls “the material points of an arrangement” that will combine the North American assets of Brazil’s Cia. Siderurgica Nacional (CSN) with the steelmaking assets of Wheeling-Pittsburgh Steel Corp.

Under the terms of the deal, Rio de Janeiro-based CSN would contribute its steel processing facility in Terre Haute, Ind., and make a cash investment of $225 million through financing that would be convertible into about 11.8 million shares of the new Wheeling-Pittsburgh within a three-year period, subject to approval of the United Steelworkers union.

CSN would own 49.5 percent of a new holding company that would bear the Wheeling-Pittsburgh Corp. name—the remaining 50.5 percent would be held by current Wheeling-Pittsburgh shareholders—and CSN would have exclusive distribution rights for flat-rolled products in the United States and Canada and a commitment to a long-term slab supply agreement.

Wheeling-Pittsburgh said that when the deal is completed the existing Wheeling-Pittsburgh Corp. and CSN’s Terre Haute plant will become wholly owned subsidiaries of the new Wheeling-Pittsburgh Corp., which would seek a listing on the Nasdaq market.

About $150 million of CSN’s $225-million cash investment would be used for capital improvements, including upgrading and expanding the capacity of Wheeling-Pittsburgh’s hot-strip mill to 4 million tons per year and the addition of a second 350,000-ton galvanizing line at the Terre Haute facility. The remainder of the proceeds would be used to strengthen the company’s liquidity position.

Since emerging from bankruptcy in 2003, our board of directors has evaluated a broad range of options for maximizing value for our shareholders,” James G. Bradley, Wheeling-Pittsburgh’s chairman, president and chief executive officer, said. “The proposed transaction with CSN is the culmination of an extensive and rigorous process which included exploratory discussions with a broad range of potential partners.”

The deal would give Wheeling-Pittsburgh shareholders two options for the company’s future. In addition to a tie-up with CSN, Wheeling-Pittsburgh is the target of a hostile takeover attempt by Esmark Inc., a Chicago-based steel distributor. Esmark has put together a financing package and nine-member board it wants to present to Wheeling-Pittsburgh shareholders for a vote.

Wheeling-Pittsburgh’s management has said it prefers a tie-up with CSN to the Esmark plan. Bradley reiterated that stance Thursday.

“CSN is a world-class, low-cost Brazilian producer of 5.6 million tons of steel, and this transaction presents Wheeling-Pittsburgh with a unique opportunity to improve scale and production, generate significant operating efficiencies and broaden our product portfolio,” he said. “Our board strongly believes that the proposed transaction with CSN offers our shareholders the most compelling value proposition over the long-term and, in particular, will deliver significantly more value than the most recent proposal by Esmark.”

James Bouchard, president of Esmark, said his company’s efforts to acquire Wheeling-Pittsburgh will continue. He said Esmark is prepared to have its proposal voted on by shareholders at Wheeling-Pittsburgh’s annual meeting in November. “What I have heard so far has been very positive for us,” he said. “The Wheeling-Pittsburgh shareholders I have talked to continue to support us. We don’t think (the CSN tie-up) is a very good proposal for the shareholders, for the union or for the Ohio Valley.”

Bouchard said the addition of the Terre Haute facility would add no value to Wheeling-Pittsburgh, and that the $225 million cash infusion from CSN would amount to little more than additional debt for a financially struggling steelmaker.

“CSN paid $69 million for (the Terre Haute processing facility) and for that they are getting half of the company,” he said. “It was purchased out of bankruptcy and everyone knows it is not profitable. So if you put that operation together with Wheeling-Pittsburgh, which is not profitable, how does that help Wheeling-Pitt?”

Bouchard added that plans to add more galvanizing capacity in Terre Haute would hurt the USW and the Ohio Valley. He said Esmark has made numerous commitments to the Ohio Valley with recent investments, but adding galvanizing capacity in Terre Haute would have a negative effect on the region.

“First of all, (Terre Haute) is a non-union shop,” he said. “They would be taking jobs out of the Ohio Valley because that would lead to a shutdown of (Wheeling-Pittsburgh’s) Martins Ferry (Ohio, plant). So what they are doing is trying to get around the union, taking a non-profitable asset and adding debt.”

If the proposed tie-up with CSN is completed, a new Wheeling-Pittsburgh board of directors would be created with Bradley as chairman, three directors designated by CSN, two directors from the USW and five independent directors.

Wheeling-Pittsburgh said it expects to file preliminary proxy materials with the U.S. Securities and Exchange Commission related to the proposal in September. The company has set Nov. 17 for its annual meeting of shareholders in Pittsburgh.

The new company would have increased downstream capabilities, notably 900,000 tons of annual cold-rolling capacity and, after capital improvements, 700,000 tons of hot-dip galvanizing capacity at the Terre Haute plant. Both CSN and Wheeling-Pittsburgh said the slab supply agreement would provide a long-term guaranteed source on favorable payment terms and allow for a more variable cost structure.

“We are very pleased by the significant progress we are making with Wheeling-Pittsburgh’s board and management toward combining the North American steel-producing assets of our respective companies and creating a much stronger competitor,” Marcos Lutz, executive vice president of infrastructure and energy with CSN, said in a statement.

“Together with Wheeling-Pittsburgh, we have looked at this combination from the bottom up, and through our rigorous analysis we know that this transaction has enormous industrial and economic logic. Not only will this transaction provide Wheeling-Pittsburgh’s shareholders the best value for their investment, short- and long-term, but equally important we believe it is the best choice for Wheeling-Pittsburgh’s employees and union.”

Pittsburgh Post-Gazette

WHEELING-PITT LONGTIMER LIKES BEING WANTED

BRAZILIAN FIRM’S OFFER PUTS TWO BIDDERS AT THE TABLE

By Len Boselovic, Pittsburgh Post-Gazette

Friday, August 04, 2006

For more than 20 years, Wheeling-Pittsburgh Corp. has been part steel mill, part rumor mill, a wrenching saga rivaling the daytime soap opera “All My Children.”

Ken Aspenleiter is one of the children.

In his three dozen years at the chronically troubled steelmaker, Mr. Aspenleiter has experienced two bankruptcies, strikes, assorted takeover rumors, waves of cheap imports and a few profitable years in between, although not many of late.

“I’ve been part of every possible scenario that could happen at a steel mill,” said the president of United Steelworker Local 1190 at the steelmaker’s Follansbee, W.Va., plant. “You’re like kind of conditioned to things like this. This stuff happens all the time, almost all the time bad news.”

But even hardened veterans like Mr. Aspenleiter sat up and took note yesterday when a second suitor for Wheeling-Pitt took center stage.

Brazilian steel producer Companhia Siderurgica Nacional says it will arrange $225 million in financing and throw in its Midwest steel processing plant in exchange for 49.5 percent control of Wheeling-Pitt. CSN could gain majority control within three years by converting the $225 million into Wheeling-Pitt shares, a move that would have to be blessed by United Steelworkers union.

Wheeling-Pitt’s management and board are backing the CSN proposal, setting the stage for a showdown with Esmark, a Chicago Heights, Ill., steel processor and distributor that has launched a competing bid for Wheeling-Pitt.

“It’s something to have two people thinking there may be a future here,” Mr. Aspenleiter said.

Under the terms of a proposal revealed yesterday, CSN would be given about 14.5 million new shares of Wheeling-Pitt stock in exchange for merging its Terre Haute, Ind., steel processing plant into Wheeling-Pitt and agreeing to supply steel slabs over 10 years.

Since Wheeling-Pitt can process more slabs than its steelmaking furnaces can produce, the CSN-supplied slabs would boost the new company’s revenue and profits, Wheeling-Pitt and CSN said.

“Our board strongly believes the proposed transaction with CSN offers our shareholders the most compelling value proposition over the long term and, in particular, will deliver significantly more value than the most recent proposal by Esmark,” Chairman and Chief Executive Officer James G. Bradley said.

Esmark, a three-year-old steel processor and distributor that announced its 10th acquisition yesterday, says it has the union’s backing.

“They’re adding debt to the company and management stays entrenched,” said Esmark Chairman and Chief Executive Officer James P. Bouchard. “This is bad for the shareholders, bad for the employees and bad for the company.”

Esmark wants to merge with Wheeling-Pitt after electing its own slate of directors to the steelmaker’s 11-member board. Mr. Bradley is one of the directors Esmark is seeking to oust.

If it gains control of the board and the merger is approved, Esmark would receive shares representing 64 percent control of Wheeling-Pitt’s stock. That’s about what CSN would own if the union agrees to converting the debt to stock. Esmark would also invest $200 million in cash to upgrade Wheeling-Pitt’s facilities.

That’s “all good stuff I like to hear,” said USW District Director Dave McCall, a leading protagonist when it comes to wielding the union’s clout. Mr. McCall said he’s agreed to a confidentiality agreement with the company regarding CSN’s offer, but hasn’t been told enough to be confidential about.

“I don’t know anything about the CSN plan,” he said. “We’ll do what’s best for our members and we’ll do it together.”

The takeover battle occurs as Wheeling-Pitt struggles to improve its inconsistent performance since emerging from bankruptcy three years ago. The steelmaker flourished along with the rest of the industry in 2004, but lost $33.8 million last year and another $2.1 million in the first quarter.

Takeover speculation has prevented the lackluster results from denting Wheeling-Pitt shares. They closed yesterday at $22.28, up $1. They have more than doubled this year after closing out 2005 at $9.02.

CSN and Esmark are planning moves that would affect jobs at Wheeling-Pitt, which employs about 3,200 at plants in Pennsylvania, West Virginia and Ohio.

Esmark would close down Wheeling-Pitt’s remaining blast furnace at Mingo Junction, Ohio, and rely on the electric steelmaking furnace that was the linchpin of the plan that brought Wheeling- Pitt out of bankruptcy.

Under CSN’s proposal, the partners would build a new line to produce galvanized sheet at CSN’s Terre Haute plant. USW officials say that could jeopardize jobs at Wheeling-Pitt’s Martins Ferry, Ohio, plant, which also produces rust-resistant steel.

The issue will come to a head Nov. 17, when Wheeling-Pitt shareholders meet at the Hyatt Regency at Pittsburgh International Airport to elect directors and vote on the CSN proposal.

Esmark will offer its own slate of nine directors at the meeting that includes Mr. Bouchard, his brother and former Alcoa president C. Frederick Fetterolf. Esmark would retain the two USW appointees to the board.

Under the CSN proposal, the board would include Mr. Bradley, two USW-appointed directors, three from CSN and five independent directors.

Both sides will make their case to shareholders in coming months, including to a USW trust that owns about 2.3 million shares, or approximately 16 percent of Wheeling-Pitt’s stock.

Those looking for a way out of the soap opera may side with Esmark, whose backers include Franklin Mutual Advisors. The investment firm was among the investors who financed International Steel Group’s acquisitions of LTV, Bethlehem and other bankrupt producers earlier this decade. ISG then sold itself last year to Mittal Steel, the world’s largest producer, last year, generating a tidy profit for Franklin and other shareholders.

Some believe that current investors, who would be left owning a minority of shares under either proposal, might find that kind of final act at Wheeling-Pitt more possible with Esmark than with CSN.

The Herald Star (Steubenville, Ohio)

Esmark not giving up fight

By PAUL GIANNAMORE, business editor

Friday, August 04, 2006

CHICAGO — Esmark is undaunted by the announcement of a Wheeling-Pittsburgh Steel Corp.-CSN alliance and says its plan for the future of the steelmaker will provide more shareholder value.

James P. Bouchard, the chairman and chief executive officer of Esmark, said Wheeling-Pitt’s proposed deal with Companhia Siderurgica Nacional of Brazil to form a new firm that would include the Ohio and Mon Valley Wheeling-Pitt plants and CSN’s Terre Haute, Ind., plant amounts to simply more debt for Wheeling-Pitt.

“I’ve received a lot of calls from Wheeling-Pittsburgh shareholders today calling me. They’re outraged by the CSN announcement,” Bouchard said in a Thursday afternoon telephone interview.

“Everybody knows CSN bought Heartland (the Terre Haute cold-rolling plant) out of bankruptcy for $69 million,” Bouchard said. “To get half of Wheeling-Pittsburgh for essentially $69 million is outrageous. It’s a tremendous dilution to the shareholders.”

Under the agreement Wheeling-Pitt announced Thursday, subject to United Steelworkers of America, shareholder and regulatory approval, CSN would pick up 49.5 percent of a new Wheeling-Pittsburgh Steel Corp. holding company, while W-P shareholders would have the controlling percentage at 50.5 percent.

The USW says it hasn’t been told information about the CSN proposal, so it’s supporting the Esmark proposal, at least until more information is available.

Bouchard contends the $225 million in cash that CSN is to be putting into Wheeling-Pitt is nothing more than a loan because it is convertible into 11.8 million shares of common stock, pending USWA approval.

“They have the worst balance sheet in the steel industry, period. Now they’re adding another $225 million in debt,” Bouchard said. “That’s been (W-P Chairman James) Bradley and (Chief Financial Officer Paul J.) Mooney’s track record. They’ve had a debt since they came out of bankruptcy and now they’re adding $225 million to it. The company will be unable to repay that loan. It doesn’t have the cashflow to repay that loan. CSN-Heartland is not profitable. They’re merging one unprofitable company with another to make a bigger nonprofitable company with more debt.”

Wheeling-Pitt’s preliminary proxy presentation says the alliance with CSN, whose name translates into English as “National Steel Co.,” will produce increased downstream value-added product capabilities, align economic interests with a longterm slab supplier and position Wheeling-Pitt strategically within the current steel landscape.

In addition, Wheeling-Pitt plans to upgrade the hot strip mill at Mingo Junction to a 4.0-million-ton annual capacity with part of the money coming in through the deal with CSN, which would be an improvement of 600,000 tons a year, reducing cost-per-ton on operations.

The money also would improve liquidity for the firm, Wheeling-Pitt said.

Bouchard said the deal doesn’t improve liquidity and isn’t good for the Ohio Valley.

“They’re adding a brand-new galvanizing line in Terre Haute at a nonunion operation. They ought to be adding a brand-new galvanizing line somewhere in Steubenville or the Ohio Valley,” Bouchard said.

He pointed to Esmark’s purchase of Independent Steel, a finishing mill in Cleveland, for $21 million on Thursday as a commitment to the Ohio Valley.

“Independent buys 100,000 tons a year of products, products that are made by Wheeling-Pittsburgh. They’re very close in proximity and fit perfectly in our corridor. We’re building a huge downstream distribution company around Wheeling-Pitt,” Bouchard said.

Independent, he said, makes $40 million a year, an example of the profitability of true downstream operations. He said Wheeling-Pitt’s strategy is not the same as Esmark’s.

In a recent interview, Bradley said he wants Wheeling-Pitt positioned to fill a niche for a small steel supplier to Midwestern steel users.

Bouchard said Esmark’s plan is to form a company around Wheeling-Pitt with its service centers to use Wheeling-Pitt’s products serving a corridor of steel users from Pittsburgh to Chicago.

The bigger steel companies, Bouchard said, won’t buy service centers because they’re too small. Esmark, he said, won’t be attractive to the big steel companies as an acquisition target because it will be too big.

“Our customer base is huge. Wheeling-Pitt has a couple of hundred. We have thousands of customers, more than 4,000 customers as we continue to buy service centers,” he said. Esmark, with the acquisition of Independent, now owns 10 service center companies.

“Wheeling-Pittsburgh considers the service center as a customer. The customer to us is the OEM, the person making the product,” he said. “The mills no longer have the equipment, the people or the resources to do it. We have a very diverse customer base that will benefit the mill, the service centers and the customers. Wheeling-Pittsburgh cannot get down to that customer base.”

He termed Wheeling-Pitt’s holding the shareholders meeting Nov. 17 as an attempt to get around the shareholders and the union.

“The union and the people saved that plant, not Jim Bradley,” he said. Bouchard repeated his call to Bradley to step aside in leading the company through the choice between Esmark or CSN because it’s a conflict for Bradley and other managers.

“He gets his golden parachute no matter what,” Bouchard said.

He noted Bradley and other top managers have change-of-control clauses in their employment agreements. Bouchard said because the CSN deal involves forming a new company with a newly comprised board, it’s a change of control, just the same as an Esmark takeover.

“So, he’s going to borrow CSN money, get paid his parachute on the change of control, the company is not making money, and he’s still in charge without cash or liquidity added to the company. The shareholders I talked to today are fuming mad,” Bouchard said.